Exhibit 23.2

KPMG LLP
Suite 800
1225 17th Street
Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Red Robin Gourmet Burgers, Inc.:

We consent to the use of our reports dated March 3, 2021, with respect to the consolidated financial statements of Red Robin Gourmet Burgers, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
June 23, 2021